UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

SCHEDULE 14A

____________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NUVVE HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NUVVE HOLDING CORP.
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 5, 2024

To the Stockholders of Nuvve Holding Corp.:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Nuvve Holding Corp., a Delaware corporation (the “Company”), to be held virtually via live webcast at
www.virtualshareholdermeeting.com/NVVE2024SM at 1:00 p.m., Eastern Time, on January 5, 2024, in order to:

1.      Approve an amendment to the Company’s Certificate of Incorporation, and authorize the Company’s Board of Directors (the “Board”), to effect a reverse stock split of the Company’s issued and outstanding Common Stock, par value $0.0001 per share, within a range from 1-for-2 to 1-for-40, with the exact ratio of the reverse stock split to be determined by the Board; and

2.      Transact such other business as may properly come before the Special Meeting.

The Board has fixed the close of business on December 1, 2023 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponements thereof. Please review in detail the proxy statement for a more complete statement of matters to be considered at the Special Meeting.

The Special Meeting will be held entirely online in a virtual meeting format only, with no physical in-person meeting, to allow greater participation. Stockholders attending the Special Meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate in the Special Meeting, where you will be able to listen to the meeting live, submit questions and vote. Stockholders may participate in the Special Meeting by visiting the following website: www.virtualshareholdermeeting.com/NVVE2024SM. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

Your vote is important to us regardless of the number of shares you own. Whether or not you are able to virtually attend the Special Meeting, please read the proxy statement and promptly vote your proxy via the internet, by telephone or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the enclosed proxy card in order to assure representation of your shares at the Special Meeting. Granting a proxy will not limit your right to vote if you wish to virtually attend the Special Meeting and vote online during the Special Meeting.

By order of the Board,
/s/ David Robson
David Robson
Chief Financial Officer
San Diego, California
December 11, 2023

You are cordially invited to virtually attend the Special Meeting. Whether or not you expect to virtually attend the Special Meeting, PLEASE VOTE YOUR SHARES IN ADVANCE. You may vote your shares in advance of the Special Meeting via the internet, by telephone, or by mailing the completed proxy card. Voting instructions are printed on your proxy card.

If you were a stockholder of record as of December 1, 2023, you may vote online during the Special Meeting. If, on December 1, 2023, your shares of our common stock were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, you are also invited to attend the Special Meeting and may vote online during the Special Meeting. However, even if you plan to attend the Special Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 5, 2024

Our proxy statement for the Special Meeting and proxy card are also available free of charge at www.proxyvote.com.

Nuvve Holding Corp.
2488 Historic Decatur Road, Suite 200
San Diego, California 92106

Special Meeting of Stockholders

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Nuvve Holding Corp., a Delaware corporation (the “Company”, “we”, “us”, or “our”), on or about December 11, 2023, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) of the Company for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/NVVE2024SM at 1:00 p.m., Eastern Time, on January 5, 2024, and any adjournment or postponements thereof.

The Special Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Special Meeting by visiting the following website: www.virtualshareholdermeeting.com/NVVE2024SM. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

The cost of soliciting proxies will be borne by the Company. Following the mailing of this proxy statement, the Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with any such solicitations. The Company does not intend to retain a proxy solicitor in connection with the Special Meeting. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company, upon request, will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

Only holders of record of outstanding shares of the Company’s common stock, par value $0.0001 per share, (“Common Stock”) of the Company at the close of business on December 1, 2023 (the “record date”), are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponements thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on the record date. There were 44,950,259 shares of Common Stock outstanding and entitled to vote on December 1, 2023. If you plan to attend the Special Meeting online, please see the instructions below.

How do I attend, participate in, and ask questions during the virtual Special Meeting?

The Company will be hosting the Special Meeting via live webcast only. All stockholders as of the record date may attend the Special Meeting live online at www.virtualshareholdermeeting.com/NVVE2024SM. The Special Meeting will start at 1:00 p.m., Eastern Time, on January 5, 2024. Stockholders attending the Special Meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Special Meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares in “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/NVVE2024SM. We recommend that you log in a few minutes before the scheduled start time to ensure you are logged in when the Special Meeting starts. The webcast will open 15 minutes before the start of the Special Meeting.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Special Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•        You may submit questions and comments electronically through the meeting portal during the Special Meeting. If you wish to submit a question during the Special Meeting, you may do so by logging in to the virtual meeting platform at www.virtualshareholdermeeting.com/NVVE2024SM and typing your question into the “Ask a Question” field, and clicking “Submit”.

•        Only stockholders as of the record date for the Special Meeting and their proxy holders may submit questions at the Special Meeting.

•        Please direct all questions to the Secretary of the Company.

•        Please include your name and affiliation, if any, when submitting a question or comment.

•        Please limit your remarks to one brief question or comment that is relevant to the Special Meeting and/or our business.

•        Questions may be grouped by topic by our management.

•        Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•        Be respectful of your fellow stockholders and Special Meeting participants.

•        No audio or video recordings of the Special Meeting are permitted.

If you encounter any difficulties accessing the virtual Special Meeting during login or in the course of the meeting, please contact the phone number found on the login page at www.virtualshareholdermeeting.com/NVVE2024SM.

Who can vote at the Special Meeting?

Only stockholders of our Common Stock at the close of business on the record date will be entitled to vote at the Special Meeting. On the record date, there were 44,950,259 shares of Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the record date, your shares of Common Stock were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote (i) through the internet before or at the Special Meeting, using the instructions on the proxy card and those posted at www.virtualshareholdermeeting.com/NVVE2024SM; (ii) by telephone from the United States, using the number on the proxy card; or (iii) by completing and returning the enclosed printed proxy card. Whether or not you plan to virtually attend the Special Meeting, we urge you to vote your shares by proxy in advance of the Special Meeting electronically through the internet, by telephone or by completing and returning the enclosed printed proxy card. To help us keep our costs low, please vote through the internet, if possible.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares of Common Stock were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker (or bank or other nominee) regarding how to vote the shares in your account. You may so instruct your broker (or bank or other nominee) through the internet or by telephone as described in the applicable instructions your broker has provided with these proxy materials. You may also vote by completing the voting instruction card your broker provides to you. To help us keep our costs low, please vote through the internet, if possible. As a beneficial owner, you are also invited to virtually attend the Special Meeting at www.virtualshareholdermeeting.com/NVVE2024SM by entering the 16-digit control number provided by your broker (or bank or other nominee) and vote your shares of Common Stock online during the Special Meeting.

Can I revoke my proxy and change my vote?

Any stockholder of record who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date, or (iii) virtually attending the Special Meeting and voting online during the Special Meeting. Simply attending the Special Meeting will not, by itself, revoke your proxy. Even if you plan to virtually attend the Special Meeting, we recommend that you also submit your proxy or voting instructions in advance of the Special Meeting so that your vote will be counted if you later decide not to virtually attend the Special Meeting.

If you are a beneficial owner, you will need to revoke or resubmit your proxy through your broker (or bank or other nominee) and in accordance with its procedures.

What are the recommendations of the Board?

Each of the recommendations of the Board is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote “FOR” Proposal One. If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

The Board does not know of any other matters that may be brought before the Special Meeting. In the event that any other matter should properly come before the Special Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What constitutes a quorum?

The presence, by virtual attendance or by proxy, of the holders of shares of Common Stock entitled to vote at the Special Meeting representing one-third of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. For more information, see “What are the effects of broker non-votes” below.

What vote is required to approve each item?

Proposal One — Amendment to the Company’s Certificate of Incorporation to effect and authorize a reverse stock split of the Company’s issued and outstanding Common Stock, within a range from 1-for-2 to 1-for-40, with the exact ratio of the reverse stock split to be determined by the Board. The affirmative vote from the holders of a majority of the outstanding shares of the Common Stock as of the record date for the Special Meeting is required to approve this proposal.

Other Matters. For each other matter, including any adjournments, the proposal will be approved if affirmative votes equal to at least a majority of the votes of Common Stock entitled to vote and present by virtual attendance or by proxy at the Special Meeting are cast in favor of the action.

What are the effects of broker non-votes?

A broker “non-vote” generally occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or other nominee has not received instructions as to such proposal from the beneficial owner and does not have discretionary powers as to such proposal.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “routine” items but will not be permitted to vote the shares with respect to “non-routine” items. The Company believes that all of the proposals to be considered at the Special Meeting are routine matters under applicable rules. Accordingly, we believe your broker, bank, or other holder of record will generally have discretion to vote your shares on both proposals. Because brokers have discretionary authority to vote in the absence of instructions, we do not expect any broker non-votes.

However, whether a proposal is “routine” or “non-routine” remains subject to the final determination of the New York Stock Exchange, which regulates broker-dealers and their discretion to vote on stockholder proposals. Therefore, it is possible that brokers will not have discretionary authority with respect to the Reverse Stock Split Amendment, in which case, if you do not instruct your broker how to vote with respect to the Reverse Stock Split Amendment, your broker may not vote with respect to such proposal. In such case, shares subject to a broker non-vote will have the effect of a vote against Proposal One.

How are abstentions treated?

Abstentions will have the effect of votes against all the proposals.

PROPOSAL 1 — AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND
AUTHORIZATION OF THE BOARD TO EFFECT A REVERSE STOCK SPLIT

On December 1, 2023, the Board adopted a resolution approving, and recommending that the Company’s stockholders approve, this proposal to grant the Board the authority to file an amendment (the “Reverse Split Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), to effect a reverse stock split (the “Reverse Stock Split”) at any ratio at the Board’s discretion, from 1-for-2 to 1-for-40, in order to comply with the NASDAQ minimum bid price requirements. Pursuant to the proposed Reverse Split Amendment, the form of which is attached to this proxy statement as Exhibit A, no changes will be made to the total number of shares of Common Stock authorized for issuance under the Certificate.

Purposes and Effect of the Reverse Split Amendment

The Board has determined that it is in the best interests of the Company and its stockholders to implement the Reverse Stock Split in order to reduce the number of shares of Common Stock outstanding. The Board believes that approval of a proposal providing the Board with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board flexibility to set the ratio in accordance with current market conditions and therefore allow the Board to act in the best interests of the Company and our stockholders. The Board intends to implement the Reverse Stock Split as soon as practicable if approved at the Special Meeting. The Reverse Stock Split proposal is not part of a going-private transaction.

The Reverse Stock Split is intended to provide the capital structure that may facilitate further potential business and financing transactions and also increase the trading price of the Company’s Common Stock and provide us with greater liquidity and a stronger investor base.

Our Common Stock is listed on the Nasdaq Capital Market. On April 14, 2023, we received a notification letter (the “First Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“NASDAQ”) indicating that we failed to comply with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The First Notice provided that we had 180 calendar days from the date of the First Notice, or until October 11, 2023, to regain compliance.

On October 12, 2023, we received a second notification letter (the “Second Notice”) from NASDAQ indicating that, while the Company had not yet regained compliance with the minimum bid price requirement, the NASDAQ staff had determined that the Company was eligible for an additional 180 calendar day period, or until April 8, 2024, to regain compliance.

If at any time before April 8, 2024, the closing bid price of our Common Stock is at or above $1.00 per share for a minimum of 10 consecutive business days, NASDAQ will provide the Company written confirmation of compliance. The NASDAQ staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. If we implement the Reverse Stock Split, we must complete the split no later than 10 business days prior to April 8, 2024. If compliance cannot be demonstrated by April 8, 2024, NASDAQ will provide written notification that our securities will be delisted, at which point we may appeal the delisting determination to a NASDAQ Hearing Panel.

The Reverse Stock Split would decrease the total number of shares of our Common Stock outstanding and should, absent other factors, proportionately increase the market price of our Common Stock, which would be above $1.00 per share. Therefore, the Board believes that the Reverse Stock Split is an effective means for us to regain compliance with NASDAQ’s minimum bid price requirement.

After the Reverse Stock Split is effected, if at all, we will continue to be subject to the periodic reporting requirements of the Exchange Act. By itself, the Reverse Stock Split will not have any impact on the market in which our common stock is traded; however, our common stock would be identified with a new CUSIP number following any Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

The effect of the Reverse Stock Split upon the market price for our Common Stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, while we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, there is no assurance that the price per share of our Common Stock after the Reverse Stock Split is implemented will be two, ten, fifteen, twenty, thirty or forty times, as applicable, the price per share of our Common Stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the market price of our Common Stock immediately after the Reverse Stock Split will be maintained for any period of time. This will depend on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding.

Even if an increased share price can be maintained, the Reverse Stock Split may not achieve the other desired results which have been outlined above. In particular, we cannot assure you that the Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with the initial and continued listing requirements of NASDAQ or any other national securities exchange. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that the Reverse Split Amendment will not adversely impact the market price of our Common Stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

In addition, although we believe the Reverse Stock Split may enhance the desirability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our Common Stock will be more attractive to institutional and other long-term investors or that the liquidity of our Common Stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split.

Stockholders should recognize that if the Reverse Stock Split is effected, they will own a smaller number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Stock Split divided by two, ten, fifteen, twenty, thirty, or forty, as applicable). Therefore, if the Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of our Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

However, the Board has determined that these negative factors are outweighed by the potential benefits.

Mechanics of the Reverse Stock Split

No Fractional Shares

Stockholders will not receive fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, stockholders who would have been entitled to a fractional share will receive such additional fraction of a share of Common Stock as is necessary to increase the fractional share to which they were entitled to a full share.

Effect on Stock Options and Warrants

•        The per share exercise price of any outstanding stock options would be increased proportionately, and the number of shares issuable under outstanding stock options and all other outstanding equity-based awards would be reduced proportionately;

•        The number of shares of Common Stock authorized for future issuance under our stock incentive plans would be proportionately reduced and other similar adjustments would be made under the stock incentive plans to reflect the Reverse Stock Split; and

•        The exercise, exchange or conversion price of all other outstanding securities that are exercisable or exchangeable for or convertible into shares of our Common Stock would be proportionately adjusted and the number of shares of Common Stock issuable upon such exercise, exchange or conversion would be proportionately adjusted.

The table below provides examples of a Reverse Stock Split at various ratios between 1-for-2 and 1-for-40:

Shares Outstanding as of December 1, 2023	Reverse Stock Split Ratio	Shares Outstanding After Reverse Stock Split	Reduction in Shares Outstanding
44,950,259	1 – for – 2	22,475,130	22,475,129
44,950,259	1 – for – 10	4,495,026	40,455,233
44,950,259	1 – for – 15	2,996,684	41,953,575
44,950,259	1 – for – 20	2,247,513	42,702,746
44,950,259	1 – for – 30	1,498,342	43,451,917
44,950,259	1 – for – 40	1,123,756	43,826,503

The Reverse Stock Split will affect all holders of the Company’s Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of the Company’s Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Stock Split.

The Reverse Stock Split will not affect total stockholders’ equity on the Company’s balance sheet. As a result of the Reverse Stock Split, the stated capital component attributable to the Company’s Common Stock will be reduced to an amount equal to one-half to one-fortieth of its present amount, in accordance with the range selected by the Board, and the additional paid-in capital component will be increased by the amount by which the Common Stock is reduced. Amounts for earnings (loss) per share of Common Stock will be restated for the effects of the Reverse Stock Split and will be higher than the previously disclosed amounts because there will be fewer shares of the Common Stock outstanding.

Authorized Shares of Common Stock

Because the number of authorized shares of Common Stock will not be reduced proportionately, the Reverse Stock Split will increase the ability of the Board to issue authorized and unissued shares without further stockholder action. We currently do not have any plans, arrangements or understandings to issue any of the authorized but unissued shares that would become available as a result of the Reverse Stock Split. However, as we have previously disclosed in our filings with the SEC, the development of our business will require substantial additional capital, and continued operations depend on our ability to raise additional funding, which could occur through fundraising transactions that involve issuance of shares of Common Stock or securities convertible into or exercisable for Common Stock; depending on several factors including the number of shares that are issued or issuable in any such transaction, such shares could include authorized but unissued shares that would become available as a result of the Reverse Stock Split.

Appraisal Rights

Under Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the Reverse Stock Split, and the Company will not independently provide stockholders with any such right.

Interest of Certain Persons in Matters to be Acted Upon

No officer or director has any interest that differs from our stockholders with regard to the treatment of any securities of the Company that they own in the event that the Reverse Stock Split is effected.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split generally applicable to beneficial holders of shares of the Common Stock and does not purport to be a complete discussion of all possible tax consequences. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, holders subject to the alternative minimum tax, regulated investment companies or real estate investment trusts, partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members), traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding Common Stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; persons who acquire shares of Common Stock in connection with employment or other performance of services; persons who hold Common Stock as qualified small business stock within the meaning of Section 1202 of the Code, U.S. expatriates and foreign stockholders. The following summary is based on the provisions of the Internal Revenue Code (the “Code”), applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth in this discussion or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

The federal income tax consequences of the Reverse Stock Split to a stockholder may depend upon whether such stockholder receives solely a reduced number of shares of Common Stock in exchange for its old shares of Common Stock or whether such stockholder also receives an additional fraction of a share of Common Stock (a “Round-Up Fractional Share”) as is necessary to increase the fractional share the shareholder would have received to a full share.

The Company believes that the Reverse Stock Split should constitute a recapitalization pursuant to Section 368(a)(1)(E) of the Code.

Subject to the discussion below addressing the receipt by certain shareholders of a Round-Up Fractional Share, a stockholder should not recognize gain or loss for federal income tax purposes as a result the Reverse Stock Split. In the aggregate, such stockholder’s basis in the reduced number of shares of Common Stock (aside from any Round-Up Fractional Share) should equal the stockholder’s basis in its old shares of Common Stock and such stockholder’s holding period in the reduced number of shares should include its holding period in its old shares exchanged therefore.

The federal income tax treatment to stockholders who receive a Round-Up Fractional Share is unclear. The IRS may take the position that the receipt of an additional portion of a share results in a distribution, that it results in gain or that no income or gain is recognized. Any income or gain recognized should not exceed the excess of the fair market value of such full share over the fair market value of the fractional share to which such stockholder was otherwise entitled. Stockholders are urged to consult their own tax advisors as to the possible tax consequences of receiving a Round-Up Fractional Share in the Reverse Stock Split.

The Company should not recognize any gain or loss as a result of the Reverse Stock Split.

The above discussion is solely written in connection with the proposed Reverse Stock Split and is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE
REVERSE SPLIT AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND
AUTHORIZATION OF THE BOARD TO EFFECT A REVERSE STOCK SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth, as of December 1, 2023, the beneficial ownership of our Common Stock by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

•        each of our named executive officers;

•        each of our directors; and

•        all executive officers and directors as a group.

Except as otherwise indicated, all shares are owned directly, and the percentage shown is based on 44,950,259 shares of Common Stock issued and outstanding on November 30, 2023.

Except as otherwise indicated below, information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than five percent (5%) of Common Stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our Common Stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of November 30, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options for purposes of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Outstanding Shares(2)
Directors and Executive Officer
Gregory Poilasne(3)(5)	3,111,155	6.9%
Ted Smith(4)(5)	1,217,177	2.7%
David Robson(5)	1,232,208	2.7%
Angela Strand(6)(7)	99,005	*
H. David Sherman(6)	133,280	*
Jon M. Montgomery(6)	90,155	*
Rashida La Lande(6)	73,205	*
All directors and executive officers (7 individuals)	5,956,185	13.3%
5% Beneficial Holders
Stonepeak Group(8)	11,000,000	24.5%
Empery Asset Management, LP(9)	4,490,531	9.9%
Brown Stone Capital Group(10)	2,492,530	5.5%
Amistice Capital LLC(11)	4,000,000	8.9%

____________

*        Represents less than 1% of our outstanding Common Stock.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Nuvve Holding Corp., 2488 Historic Decatur Rd., Suite 200, San Diego, California 92106.

(2)      The percentage of beneficial ownership is calculated based on 44,950,259 shares of the Company’s common stock outstanding as of November 30, 2023.

(3)      The beneficial ownership of Mr. Poilasne includes 486,841 shares of the Company’s common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of November 30, 2023, and excludes options to purchase 187,500 shares of the Company’s common stock that will not become exercisable within 60 days of November 30, 2023.

(4)      The beneficial ownership of Mr. Smith includes 508,253 shares of our common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of November 30, 2023, and excludes options to purchase 109,375 shares of our common stock that will not become exercisable within 60 days of November 30, 2023.

(5)      The beneficial ownership of Mr. Robson includes 206,250 shares of the Company’s common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of November 30, 2023, and excludes options to purchase 93,750 shares of the Company’s common stock that will not become exercisable within 60 days of November 30, 2023.

(6)      The beneficial ownership of each of Ms. Strand and La Lande, and Messrs. Montgomery and Sherman excludes 350,808 shares of the Company’s common stock issuable upon the vesting of restricted stock units that will not vest within 60 days of November 30, 2023.

(7)      The beneficial ownership of Ms. Strand includes 8,850 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of November 30, 2023, and excludes 1,770 shares of the Company’s common stock issuable upon the exercise of options that will not become exercisable within 60 days of November 30, 2023.

(8)      Information reported is based on the Schedule 13D filed with the SEC on July 7, 2023, by: (i) Stonepeak GP Investors Holdings LP, a Delaware limited partnership; (ii) Stonepeak GP Investors Upper Holdings LP, a Delaware limited partnership; and (iii) Stonepeak GP Investors Holdings Manager LLC, a Delaware limited liability company (collectively, the “Stonepeak Group”). The amount of shares reported as beneficially owned includes (a) warrants exercisable for shares of Common Stock (“Warrants”), held by Stonepeak Rocket Holdings II LP and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”) and (b) Common Stock issuable to Stonepeak Rocket Holdings II LP and Evolve pursuant to the Securities Purchase Agreement between the Issuer, Evolve and Stonepeak Rocket Holdings LP (who subsequently transferred its rights under the Securities Purchase Agreement to Stonepeak Rocket Holdings II LP). Stonepeak Associates IV LLC is the general partner of Stonepeak Rocket Holdings II LP. Stonepeak GP Investors IV LLC is the sole member of Stonepeak Associates IV LLC. Stonepeak GP Investors Holdings LP is the managing member of Stonepeak GP Investors IV LLC. Stonepeak GP Investors Upper Holdings LP is the general partner of Stonepeak GP Investors Holdings LP. Stonepeak GP Investors Holdings Manager LLC is the general partner of Stonepeak GP Investors Upper Holdings LP. Mr. Michael B. Dorrell is the Chairman, Chief Executive Officer, co-founder and sole member of Stonepeak GP Investors Holdings Manager LLC. The business address of each member of the Stonepeak Group is 55 Hudson Yards, 550 W. 34th St., 48th Floor, New York, NY 10001.

(9)      This amount includes: (i) 4,366,092 shares of common stock; and (ii) 124,439 shares of common stock issuable upon exercise of pre-funded warrants held by Empery Asset Management, LP. This amount excludes an additional 9,282,409 shares of common stock issuable upon exercise of additional pre-funded warrants held by Empery Asset Management, LP because the terms of such pre-funded warrants prohibit Empery Asset Management, LP (together with its affiliates) from exercising any portion of the pre-funded warrants to the extent that such holders would beneficially own more than 9.99% of the outstanding shares of common stock immediately after exercise. The business address of Empery Asset Management, LP is One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(10)    Information reported is based solely on the Schedule 13G filed with the SEC on June 9, 2023, on which Brown Stone Capital Limited and its President, Nima Montazeri (together, the “Brown Stone Capital Group”) reported beneficially owning 2,492,530 shares of common stock and listed their business address as Rear No. 2 Glenthorne Road, London, United Kingdom, N11 3HT.

(11)    This amount represents the shares of the Company’s common stock issuable to Amistice Capital LLC upon exercise of the Company’s warrants. The business address of Amistice Capital LLC is 510 Madison Avenue, New York, NY 10022.

STOCKHOLDER PROPOSALS

The Company intends to hold a regular annual meeting in 2024 regardless of the outcome of the matters to be submitted at the Special Meeting. If any stockholder intends to present a proposal to be considered for inclusion in our proxy materials for the 2024 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must have been received by the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s second amended and restated bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 2488 Historic Decatur Road, Suite 200, San Diego, California 92106. The persons designated as proxies by the Company in connection with the 2024 annual meeting of stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

In order for stockholders to give timely notice of nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2024 annual meeting, notice must be submitted in accordance with our bylaws or in accordance with Rule 14a-19 as promulgated under the Exchange Act or as otherwise permitted by law and include all of the information required by Rule 14a-19 under the Exchange Act. However, if the date of the 2024 annual meeting changes by more than 30 days from this year’s Annual Meeting, Rule 14a-19 requires the notice be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting or the tenth calendar day following the day on which we first publicly announce the date of the 2024 annual meeting.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the Special Meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

HOUSEHOLDING

In some cases, only one copy of our proxy statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this document to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify the Company at the address indicated below if the stockholder wishes to receive separate copies in the future. In addition, stockholders sharing an address who are currently receiving multiple copies may also notify the Company at such address if they wish to receive only a single copy. Direct your written request to Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 200, San Diego, California 92106; Attention: Investor Relations, or by telephone at (619) 456-5161.

EXHIBIT A

The Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following new section C. immediately below section B. of the Fourth Article:

C. Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to Delaware General Corporation Law of this amendment to this Certificate of Incorporation, each [_________(_)] shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive such additional fraction of a share of Common Stock as is necessary to increase the fractional shares to a full share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above. No changes are being made to the number of authorized shares.

BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O NUVVE HOLDING CORP. 2488 HISTORIC DECATUR RD, STE 200 SAN DIEGO, CA 92106 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NVVE2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY NUVVE HOLDING CORP. The Board of Directors recommends you vote FOR the following proposal: Approval of an amendment to the Certificate of Incorporation of Nuvve Holding Corp., and authorization for its board of directors, to effect a reverse stock split of the Company’s common stock within a range of 1-for-2 to 1-for-40, with the exact ratio to be determined at the discretion of the board of directors. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any postponements or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Proxy Statement is available at www.proxyvote.com. V26773-TBD NUVVE HOLDING CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS January 5, 2024, 1:00 p.m. ET The stockholder(s) hereby appoint(s) Gregory Poilasne and David Robson, or either of them, as proxies, with full power of substitution, to represent and vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Nuvve Holding Corp. held of record by the undersigned on December 1, 2023, at the Special Meeting of Stockholders to be held virtually by visiting www.virtualshareholdermeeting.com/NVVE2024SM, on January 5, 2024, and any postponements or adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. Continued and to be signed on reverse side